UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 18, 2006
(Date of earliest event reported)

TEAM FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071
(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02       Termination of a Material Definitive Agreement, and Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 18, 2006 Team Financial, Inc. (the “Company”) chose to redeem all of the Team Financial Capital Trust I 9.50% Subordinated Debentures, due August 10, 2031 (the “Securities”) at a redemption price equal to 100% of the principal amount of the Securities, or $16,005,160, plus interest accrued and unpaid up to, but not including, the redemption date of September 18, 2006.  The Company provided written notice of the intent to redeem to Wilmington Trust Company, (the “Trustee”) and the Trustee notified the Trust’s preferred and common security holders of the call within the redemption period provided in the Trust Agreement.  The Securities trade on the NASDAQ Global Market under the symbol “TFINP”, however, trading will cease upon redemption.

Team Financial Capital Trust I, a wholly owned statutory trust of the Company, issued the Securities in August 2001, with the option to redeem all or part of the debentures at any time on or after August 10, 2006.  At the time of the issuance, the Company incurred offering expenses and underwriting commissions estimated to be $1.0 million, which the Company has been amortizing straight-line over the original life of the debentures.

As a result of the redemption of the debentures, the Company will incur a pretax charge to earnings of approximately $824,000 on the redemption date of the debentures.  This charge is the unamortized portion of the offering cost that was being amortized over the original life of the debentures.

To fund the redemption of the Securities, the Company intends to replace the called debentures with a pooled trust preferred security of $22 million at a variable rate of 1.65% above the 90-day LIBOR. The new trust preferred security will have a 30-year term and a callable option after 5 years of the issuance date and will not have a placement or annual trustee fee associated with it. The Company expects to save approximately $338,000 annually based on the reduction in interest rates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL INC.
Date: August 23, 2006
	By:	/s/ Michael L. Gibson
Michael L. Gibson
President of Investments and
Chief Financial Officer